PRICING SUPPLEMENT                                         File No. 333-97937
----------------------                                          Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated September 25, 2002)
Pricing Supplement Number: 2313


                                                 Merrill Lynch & Co., Inc.
                                                Medium-Term Notes, Series B
                                        Due Nine Months or More from Date of Issue

                                                    Floating Rate Notes

Principal Amount:          $150,000,000                                Original Issue Date:      May 28, 2003

Issue price:               100.00%                                     Stated Maturity Date:     May 27, 2005

CUSIP Number:              59018YRB9


Interest Calculation:                                                  Day Count Convention:
--------------------                                                    -------------------
| x | Regular Floating Rate Note                                        | x | Actual/360
|   | Inverse Floating Rate Note                                        |   | 30/360
      (Fixed Interest Rate):                                            |   | Actual/Actual



Interest Rate Basis:
-------------------
|   | LIBOR                                                            |   |  Commercial Paper Rate
|   | CMT Rate                                                         |   |  Eleventh District Cost of Funds Rate
|   | Prime Rate                                                       |   |  CD Rate
| x | Federal Funds Rate                                               |   |  Other (see attached)
|   | Treasury Rate
 Designated CMT Page:                                                Designated LIBOR Page:
CMT Moneyline Telerate Page:                                    LIBOR Moneyline Telerate Page:   3750
                                                                           LIBOR Reuters Page:


Index Maturity:            Not Applicable                              Minimum Interest Rate:    Not Applicable

Spread:                    +0.270%                                     Maximum Interest Rate:    Not Applicable

Initial Interest Rate:     Calculated as if the Original Issue         Spread Multiplier:        Not Applicable
                           Date was an Interest Reset Date

Interest Reset Dates:      Each Business Day, commencing May 29, 2002 to but excluding the Stated
                           Maturity Date, subject to the following Business Day convention.

Interest Payment Dates:    Quarterly, on the 27th of February, May, August and November commencing
                           August 27, 2003 until maturity, subject to the following Business Day convention.

Repayment at the
Option of the Holder:      The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:     The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                      The Notes are being issued in fully registered book-entry form.

Trustee:                   JPMorgan Chase Bank

Underwriters:              Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Morgan Keegan & Company, Inc.
                           and Wells Fargo Brokerage Services, LLC (the "Underwriters"), are acting as principals in this transaction.  MLPF&S is acting as the Lead Underwriter.

                           Pursuant to an agreement, dated May 22, 2003 (the "Agreement"), between
                           Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of  the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                           Underwriters                                      Principal Amount of the Notes
                           ------------                                      -----------------------------

                           Merrill Lynch, Pierce, Fenner & Smith                              $147,000,000
                                       Incorporated
                           Morgan Keegan & Company, Inc.                                        $1,500,000
                           Wells Fargo Brokerage Services, LLC                                  $1,500,000
                                                                                                ----------
                                                      Total                                   $150,000,000

                           Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                           The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above.  After the initial public offering, the Issue
                           Price may be changed.

                           The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                     May 22, 2003

